Exhibit 8
                                                                       ---------


                       REVOLVING LINE OF CREDIT AGREEMENT

                                 by and between

                                  BIOTIME, INC.
                                  as "Borrower"

                                       and

                               ALFRED D. KINGSLEY
                                   as "Lender"







                           Dated as of March 27, 2001


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                                TABLE OF CONTENTS
0.1      GENERAL DEFINITIONS..............................................1
0.2      DRAWS AND DISBURSEMENTS..........................................2
0.3      TERMS OF PAYMENT.................................................4
0.4      WARRANT..........................................................5
0.5      EVENTS OF DEFAULT................................................5
0.6      REMEDIES ON DEFAULT..............................................6
0.7      REPRESENTATIONS AND WARRANTIES OF BORROWER.......................6
0.8      AFFIRMATIVE COVENANTS............................................8
0.9      FEES AND CHARGES OF ATTORNEYS AND OTHERS.........................9
0.10     MAXIMUM PERMITTED INTEREST......................................10
0.11     GOVERNING LAW...................................................10
0.12     SUCCESSORS AND ASSIGNS..........................................10
0.13     ENTIRE AGREEMENT; AMENDMENT.....................................10
0.14     SURVIVAL........................................................10
0.15     NOTICES.........................................................10
0.16     DELAYS AND OMISSIONS............................................11
0.17     RULES OF CONSTRUCTION...........................................11
0.18     SEVERABILITY....................................................11
0.19     COUNTERPARTS....................................................12



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                       REVOLVING LINE OF CREDIT AGREEMENT

This Revolving Line of Credit Agreement ("Credit Agreement") is made and entered into as of March 27, 2001, by and between Alfred D. Kingsley ("Lender"), and BioTime, Inc., a California corporation ("Borrower").

                                    RECITALS

Borrower has requested a credit facility consisting of a revolving line of credit, and Lender is willing to make the requested credit facility to Borrower, but only upon the terms, and subject to the conditions, contained herein.

                                    AGREEMENT

Now, therefore, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

         0.1 GENERAL DEFINITIONS. The following words shall have the following meanings:

                  0.1.1 "BUSINESS DAY" means any day that is not a Saturday, a Sunday, or a day on which banks are required, or permitted, to be closed in the State of New York.

                  0.1.2 "CREDIT FACILITY" means the right of Borrower to borrow up to $1,000,000 from Lender under the terms and conditions of this Credit Agreement and the Note.

                  0.1.3 "DEBTOR RELIEF LAW" means the Bankruptcy Code of the United States of America, as amended, or any other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law affecting the rights of creditors generally.

                  0.1.4 "EVENT OF DEFAULT" or "EVENTS OF DEFAULT" means any of the events specified in Section 5, 2.

                  0.1.5 "LOAN" means the loans made by Lender to Borrower pursuant to this Credit Agreement, and evidenced by the Note.

                  0.1.6 "LOAN DOCUMENTS" means this Credit Agreement, the Note, the Warrant Agreement, and all other agreements, instruments, and documents in favor of Lender, now or hereafter executed by or on behalf of Borrower and delivered to Lender in connection with this Credit Agreement or in connection with any of the transactions contemplated hereby.

                  0.1.7 "MATURITY DATE" means the earlier of (i) March 31, 2002, and (ii) such date on which Borrower shall have received an aggregate of $2,000,000 through (A) the sale of capital stock, (B) the collection of license fees, signing fees, milestone fees, or similar fees under Borrower's Exclusive

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License Agreement with Abbott Laboratories, Exclusive License Agreement with
Horus, B.V., or under any other present or future agreement pursuant to which Borrower grants one or more licenses to use Borrower's patents or technology,
(C) funds borrowed from other lenders, or (D) any combination of sources under clauses (A) through (C).

                  0.1.8 "NOTE" means the promissory note, of even date, in the form attached as EXHIBIT A, evidencing the Loan to be executed concurrently with this Credit Agreement.

                  0.1.9 "WARRANT" means the stock purchase warrant issued under the Warrant Agreement attached as EXHIBIT B, entitling the holder thereof to purchase common shares of the Borrower.

         0.2 DRAWS AND DISBURSEMENTS.

                  0.2.1 MAXIMUM LOAN AMOUNT. On the terms and conditions set forth in this Credit Agreement, Lender shall make available to Borrower the Credit Facility, as a revolving line of credit in a principal amount not to exceed at any one time One Million Dollars ($1,000,000), less all amounts of principal prepaid or required to be prepaid under Section 3.2.1 of this Credit Agreement (the "Maximum Loan Amount").

                  0.2.2 DRAW PERIOD. Borrower may request from Lender advances of funds ("Draws") under the Credit Facility from the date of this Agreement until March 1, 2002 (the "Draw Period"). As amounts drawn by Borrower hereunder are repaid, they may be reborrowed subject to the terms and conditions of this Credit Agreement; provided, that at no time shall the aggregate principal amount of Loans outstanding under this Credit Agreement exceed the Maximum Loan Amount. The Draw Period may be terminated by Borrower at any time by written notice to Lender. Subject to the terms and conditions of this Credit Agreement, and provided that no Event of Default has occurred, Lender shall make advances to Borrower upon request as provided in this Section 2. Upon the occurrence of an Event of, one of Lender's remedies includes Lender's right to terminate the Draw Period and Borrower's right to make Draws under this Credit Agreement.

                  0.2.3 INCREMENTS. Draws must be in increments of not less than One Hundred Thousand Dollars ($100,000), or the remaining amount available under the Credit Facility, whichever is less.

                  0.2.4 USE OF FUNDS. All funds borrowed under this Credit Agreement will be used as working capital to pay Borrower expenses arising in the ordinary course of business.


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                  0.2.5 DISBURSEMENT PROCEDURES.

                           2.5.1 Borrower hereby appoints its Chief Executive
Officer, President, and Chief Financial Officer as the officers authorized to make Draws under this Credit Agreement during the Draw Period. Any one of such officers (the "Authorized Officers") is authorized to make Draws. Lender, at its sole option, may require that all requests for Loan funds be in writing, signed by an Authorized Officer, in a form acceptable to Lender. Facsimile documents may be accepted by Lender as originals. Any Draw by an Authorized Officer shall constitute an ongoing representation and warranty by Borrower that at the time of request for or payment of any Draw no Event of Default has occurred.

                           2.5.2 Draws shall be paid according to the Authorized
Officer's instructions, except that checks representing Loan funds shall always be made payable to Borrower, and wire transfers shall only be permitted if Borrower has authorized payment into the account into which the funds are to be deposited. The appointment of the above-named Authorized Officer(s) shall remain in full force and effect until written notice of revocation of appointment signed by the Chief Executive Officer or Chief Financial Officer of Borrower has been received by Lender.

                           2.5.3 Lender shall advance Loan funds available under
the Credit Facility in accordance with Borrower's Draws within four (4) Business Days after the receipt of the Draw.

                           2.5.4 Each Draw shall be accompanied by the
certificates required by Section 2.6.

                           2.5.5 Borrower shall indemnify and hold Lender
harmless from loss or liability of any kind arising from or related to any action or inaction taken by Lender in good faith in reliance upon instructions received from any Authorized Officer.

                  0.2.6 CONDITIONS PRECEDENT. The following conditions must be satisfied before Lender shall be obligated to disburse Loan funds to Borrower pursuant to a Draw:

                           2.6.1 DUE EXECUTION. Lender shall have received duly
originals of this Credit Agreement and all other Loan Documents.

                           2.6.2 APPROVALS. Lender shall have received evidence
satisfactory to it that all consents and approvals which are necessary for, or required as a condition of, the validity and enforceability of this Credit Agreement and all other Loan Documents have been obtained and are in full force and effect.

                           2.6.3 REPRESENTATIONS AND WARRANTIES CORRECT. All of
Borrower's representations and warranties contained in this Credit Agreement and in any other Loan Document shall be true and correct in all material respects on the date the Loan funds are disbursed, and Borrower shall have delivered to

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Lender a certificate executed by an Authorized Officer to such effect.

                           2.6.4 NO EVENT OF DEFAULT. No Event of Default shall
have occurred, and Borrower shall have delivered to Lender a certificate executed by an Authorized Officer to such effect.

                           2.6.5 INDEPENDENT VERIFICATION. Borrower must provide
for Lender's review and acceptance such documentation as may be required by Lender to ensure Borrower is in compliance with the terms and conditions of this Credit Agreement, including, without limitation, resolutions of Borrower's board of directors or a duly constituted and authorized committee thereof, certified by the secretary or an assistant secretary of the corporation, authorizing the execution and delivery of this Agreement and the other Loan Documents and performance of Borrower's obligations hereunder and thereunder.

                           2.6.6 WARRANT. Prior to the initial Draw under this
Credit Agreement, Borrower must have executed the Warrant Agreement and issued the Warrant to Lender.

                           2.6.7 CLOSING COSTS. Borrower must have paid all
attorneys' fees incurred by Lender in connection the preparation, execution, and delivery of the Loan Documents, and all reports and notices required to be filed by Lender or its affiliates under the Securities Exchange Act of 1934, as amended, in connection with this Agreement and Lender's receipt of the Warrant.

         0.3 TERMS OF PAYMENT.

                  0.3.1 INTEREST. Interest shall accrue and be payable at the rate of 10% per annum on the outstanding principal balance of the Loan. Interest shall accrue from the date of each disbursement of principal pursuant to a Draw. Accrued interest shall be paid with principal on the Maturity Date. Interest will be charged on that part of outstanding principal of the Loan which has not been paid and shall be calculated on the basis of a 360-day year and a 30-day month.

                  0.3.2 PAYMENT OF PRINCIPAL. The outstanding principal balance of the Loan, together with accrued interest, shall be paid in full on the Maturity Date.

                           3.2.1 MANDATORY PREPAYMENT OF PRINCIPAL. In the event
that Borrower receives, in the aggregate, an amount of funds in excess of $1,000,000 but less than $2,000,000 from (A) the sale of capital stock, (B) the collection of license fees, signing fees, milestone fees, or similar fees under Borrower's Exclusive License Agreement with Abbott Laboratories, Exclusive License Agreement with Horus, B.V., or under any other present or future agreement pursuant to which Borrower grants one or more licenses to use Borrower's patents or technology, (C) funds borrowed from other lenders, or (D) any combination of sources under clauses (A) through (C), Borrower shall use the funds in excess of $1,000,000 to prepay principal, plus accrued interest, within

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two business days after such funds are received by Borrower, and the amount of principal so prepaid shall reduce the Maximum Loan Amount.

                           3.2.2 OPTIONAL PREPAYMENT OF PRINCIPAL. Borrower may
prepay principal, with accrued interest, at any time and the amount of principal so prepaid shall be available for further Draws by Borrower during the Draw Period to the extent that the prepayment of principal was not required under
Section 3.2.1.

                  0.3.3 DEFAULT INTEREST RATE; LATE PAYMENT CHARGE. In the event that any payment of principal or interest is not paid within five (5) days from on the date on which the same is due and payable, such payment shall continue as an obligation of the Borrower, and interest thereon from the due date of such payment and interest on the entire unpaid balance of the Loan shall accrue until paid in full at the lesser of (i) fifteen percent (15%) per annum, or (ii) the highest interest rate permitted under applicable law (the "Default Rate"). From and after the Maturity Date or upon acceleration of the Note, the entire unpaid principal balance of the Loan with all unpaid interest accrued thereon, and any and all other fees and charges then due at such maturity, shall bear interest at the Default Rate.

                  0.3.4 DATE OF PAYMENT. If the date on which a payment of principal or interest on the Loan is due is a day other than a Business Day, then payment of such principal or interest need not be made on such date but may be made on the next succeeding Business Day.

                  0.3.5 APPLICATION OF PAYMENTS. All payments shall be applied first to costs of collection, next to late charges or other sums owing Lender, next to accrued interest, and then to principal, or in such other order or proportion as Lender, in its sole discretion, may determine.

                  0.3.6 CURRENCY. All payments shall be made in United States Dollars.

         0.4 WARRANT. As consideration for Lender making Credit Faculty available to Borrower, Borrower will issue and deliver Lender a Warrant to purchase fifty thousand (50,000) common shares, no par value of Borrower. The exercise price of the Warrant will be $8.31.

         0.5 EVENTS OF DEFAULT. The following shall constitute Events of
Default: (a) the default of Borrower in the payment of any interest or principal due under this Credit Agreement or the Note; (b) the failure of Borrower to perform or observe any other term or provision of, or covenant, agreement, or obligation under, this Credit Agreement or any other Loan Document; (c) any act, omission, or other event that constitutes an "Event of Default" under the Note;
(d) any representation or warranty of Borrower contained in this Credit Agreement or in any other Loan Document, or in any certificate delivered by Borrower pursuant to this Credit Agreement or any other Loan Document, is false or misleading in any material respect when made or given; (e) Borrower becoming the subject of any order for relief in a proceeding under any Debtor Relief Law;
(f) Borrower making an assignment for the benefit of creditors; (g) Borrower applying for or consenting to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any part of its property or assets; (h) the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar

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officer for Borrower, or for all or any part of the property or assets of
Borrower, without the application or consent Borrower if such appointment continues undischarged or unstayed for sixty (60) calendar days; (i) Borrower instituting or consenting to any proceeding under any Debtor Relief Law with respect to Borrower, or all or any part of its property or assets, or the institution of any similar case or proceeding without the consent of Borrower, if such case or proceeding continues undismissed or unstayed for sixty (60) calendar days; (j) the dissolution or liquidation of Borrower, or the winding-up of the business or affairs of Borrower; (k) the taking of any action by Borrower to initiate any of the actions described in clauses (f) through (j) of this paragraph; (l) the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against all or any material part of the property or assets of Borrower if such process is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or (m) any breach or default by Borrower under its Exclusive License Agreement with Abbott Laboratories, its Exclusive License Agreement with Horus, B.V., or under any loan agreement, promissory note, or other instrument evidencing indebtedness payable to a third party.

         0.6 REMEDIES ON DEFAULT. Upon the occurrence of an Event of Default, at Lender's option, all unpaid principal and accrued interest, and all other amounts payable under this Credit Facility and any other Loan Document shall become immediately due and payable without presentment, demand, notice of non-payment, protest, or notice of non-payment. Lender also shall have all other rights, powers, and remedies available under this Credit Agreement and the Note or any other Loan Document, or accorded by law or at equity. All rights, powers, and remedies of Lender may be exercised at any time by Lender and from time to time after the occurrence of an Event of Default. All rights, powers, and remedies of Lender in connection with this Credit Agreement and the Note and any Loan Document are cumulative and not exclusive and shall be in addition to any other rights, powers, or remedies provided by law or equity.

         0.7 REPRESENTATIONS AND WARRANTIES OF BORROWER. Borrower represents and warrants to Lender the following:

                  0.7.1 ORGANIZATION; CAPITALIZATION. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has all requisite corporate power and authority to own its property and to carry on its business as now being conducted.

                  0.7.2 AUTHORITY; ENFORCEABILITY. Borrower has the power and authority to execute and deliver this Credit Agreement and each of the other Loan Documents, and to perform all of Borrower's obligations under this Credit Agreement and the other Loan Documents. This Credit Agreement and each of the other Loan Agreements is the valid and binding agreement and obligation of Borrower, enforceable in accordance with its respective terms, except to the extent limited by any bankruptcy, insolvency, or similar law affecting the rights of creditors generally. There are no corporate, contractual, statutory, regulatory, judicial, or other restrictions of any kind upon the power and authority of Borrower to execute and deliver this Credit Agreement or any other Loan Document, and to consummate the transactions contemplated by this Credit Agreement and the other Loan Documents, including, without limitation: (a) the payment of all principal and interest that may become due on the Loan; and (b) the issuance of the Warrant and common shares issuable upon the exercise of the Warrant. No action, approval or consent by, or notice to or filing with, any federal, state, municipal or other governmental department, commission, agency, regulatory authority, or court is necessary to make this Credit Agreement or the other Loan Documents the valid agreements binding upon Borrower in accordance with their respective terms, or to consummate the transactions contemplated by this Credit Agreement and the other Loan Documents.

                  0.7.3 NO CONFLICT. The execution and delivery of this Credit Agreement and the other Loan Documents, and the consummation of the transactions contemplated by this Credit Agreement and the other Loan Documents, do not and will not (a) violate any provisions of (i) any rule, regulation, statute, or law, or (ii) the terms of any order, writ or decree of any court or judicial or regulatory authority or body, or (iii) the Articles of Incorporation or Bylaws of Borrower, and (b) conflict with or result in a breach of any condition or provision or constitute a default under or pursuant to the terms of any contract, mortgage, lien, lease, agreement, debenture or instrument to which Borrower or any Subsidiary is a party, or which is or purports to be binding upon Borrower, any Subsidiary, or upon any of their respective properties, and
(c) result in the creation or imposition of any lien, charge or encumbrance upon any of the assets or properties of Borrower or any Subsidiary.

                  0.7.4 WARRANT AND WARRANT SHARES. The Warrant, when issued pursuant to this Credit Agreement, will be a duly authorized, valid, and binding obligation of Borrower, enforceable in accordance with its terms. When issued and sold upon the exercise of the Warrant in accordance with its terms, the common shares of the Borrower will be validly issued and outstanding, fully paid and non-assessable.

                  0.7.5 ACCURACY OF INFORMATION. Borrower has delivered to Lender a copy of Borrower's financial statements for the year ended on December 31, 2000, as will be included in its Form 10-K for such fiscal year, its annual report on Form 10-K for the fiscal year ended December 31, 1999, and quarterly report on Form 10-Q for the fiscal quarter and nine months ended September 30, 2000, and Form 8-K (the "Disclosure Documents"). The financial statements contained in the Disclosure Documents were prepared in accordance with generally accepted accounting principles, consistently applied, and accurately reflect the financial condition and results of operations of Borrower at and as of the dates reported. All financial information and other information contained in the Disclosure Documents was true and correct in all material respects when such reports were filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in the case of the financial statements for the fiscal year ended December 31, 2000, is true and correct in all material respects on the date of this Credit Agreement, except for changes arising from operations in the ordinary course of business since December 31, 2000.

                  0.7.6 TAXES. Borrower has filed when due all federal, state and local income tax returns and has filed when due all other returns with respect to taxes which are required to be filed with the Internal Revenue Service and the appropriate authorities of the jurisdictions where business is transacted by them. All items and entries provided for or reflected in such returns are correct and are made on a proper basis. All amounts, if any, required to be paid, as shown on such returns, have been paid. None of such tax returns has been audited. There are no suits, actions, claims, or investigations, inquiries or proceedings now pending against Borrower in respect of taxes, governmental charges or assessments, nor are there any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority.

                  0.7.7 LITIGATION. Except as disclosed in the Disclosure Documents, there are no lawsuits, arbitration proceedings, administrative proceedings, actions or claims pending or threatened against Borrower. No fine, penalty or other sanction has been imposed by any federal, state, local or municipal court, judicial, administrative or regulatory body or authority against Borrower. There is no outstanding order, writ, injunction or degree of any court, administrative agency or governmental body or arbitration tribunal against or affecting Borrower or any of its respective properties, assets, business or prospects.

         0.8 AFFIRMATIVE COVENANTS. During the Draw Period, and until such time as the entire principal balance and accrued interest on the Loan, and all other amounts payable by Borrower under this Credit Agreement or any other Loan Document have been paid in full, Borrower shall comply with the following covenants and agreements:

                  0.8.1 FURNISH INFORMATION. Borrower will, at Lender's request, furnish information to Lender relating to Borrower's business and financial affairs and permit Lender to examine Borrower's books and records.

                  0.8.2 OTHER DOCUMENTS. Borrower will execute all other documents as Lender may reasonably require in connection with this Credit Agreement and Note in order to perfect its lien or security interest in any of the collateral for the loan, or otherwise to give effect to the terms and conditions of the loan or guaranty for the loan.

                  0.8.3 COMPLY WITH TERMS AND CONDITIONS. Borrower will comply with all terms and conditions of all other Loan Documents.

                  0.8.4 FINANCIAL REPORTS. Borrower will file with the Securities and Exchange Commission, when due, all quarterly reports, annual reports, current reports, and other documents required pursuant to the Exchange Act and within 5 days of the date such reports and other documents are so required to be filed, to mail to Lender a copy of such reports.

                  0.8.5 LIMITATION ON DIVIDENDS AND OTHER DISTRIBUTIONS BY BORROWER. Borrower shall not declare or pay any dividend or other distribution of cash, other property, or evidences of indebtedness, on account of or with respect to any shares of capital stock.


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                  0.8.6 INSURANCE. Borrower will, and will cause its
Subsidiaries, to maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductible as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty loss, workers' compensation and interruption of business insurance.

         0.9 FEES AND CHARGES OF ATTORNEYS AND OTHERS. In the event that Lender employs attorneys, accountants, appraisers, consultants, or other professional assistance, including the services of any such person who is a direct employee of Lender, in connection with any of the following, then, the reasonable amount of costs, expenses, and fees incurred by Lender shall be payable on demand. Lender may, at its option, add the amount of such costs, expenses, and reasonable fees to the principal amount of the Loan. Lender thereafter may charge interest on such amount at the interest rate then applicable to the principal. Costs, expenses, and reasonable fees of professionals covered by this provision include such charges for the following:

                  0.9.1 The preparation, modification, or renewal of this Credit Agreement and the Note, or any other documentation incident to the loan transaction;

                  0.9.2 Any litigation, dispute, proceeding or action, whether instituted by Lender, Borrower, or any other person, relating to the Note, including representation of Lender in any bankruptcy, insolvency, or reorganization case or proceeding instituted by or against Borrower, and any attempt by Lender to enforce any rights against Borrower;

                  0.9.3 In the event of any controversy, claim, or dispute relating to the Note or this Agreement, including but not limited to any action to construe or enforce the terms of the loan obligations, the prevailing party shall be entitled to recover its reasonable costs, expenses, and reasonable attorney fees;

                  0.9.4 In the event of bankruptcy or insolvency proceedings (whether state or federal) instituted by or against Borrower or involving the Borrower or Property of the Borrower, the Lender may recover all costs, expenses, and reasonable attorney fees incurred to protect or defend Lender's rights under the Note, and other documents underlying the loan transactions whether such costs, expenses, and attorney fees be contractual or bankruptcy related, including costs, expenses, and attorney fees for meetings, sessions, matters, proceedings and litigation involving issues solely distinct to federal bankruptcy law, rules and proceedings as well as other federal and state litigation and proceedings;

                  0.9.5 The inspection, verification, protection, collection, processing, sale, liquidation, or disposition of security given for the Note;

                  0.9.6 The preparation and filing of all reports required to be filed by Lender under the Exchange Act during the term of this Credit Agreement in connection with the ownership, acquisition, or disposition of the Warrant,

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common shares, or other equity securities issued by Borrower.

         0.10 MAXIMUM PERMITTED INTEREST. No provision of this Credit Agreement or any other Loan Document, or any transaction related thereto, shall be construed or so operate as to require the Borrower to pay interest at a greater rate than the maximum allowed by applicable state or federal law. Should any interest or other charges paid or payable by the Borrower in connection with the Loan result in the computation or earning of interest in excess of the maximum allowed by applicable state or federal law, then any and all such excess shall be and the same is hereby waived by Lender, and any and all such excess paid shall be credited automatically against and in reduction of the outstanding principal balance due of the Loan, and the portion of said excess which exceeds such principal balance shall be paid by Lender to the Borrower.

         0.11 GOVERNING LAW. This Credit Agreement shall be construed and governed in all respects by the laws of the State of California.

         0.12 SUCCESSORS AND ASSIGNS. The provisions of this Credit Agreement shall inure to the benefit of, and be binding upon, the respective successors, assigns, heirs, executors and administrators of Borrower and Lender.

         0.13 ENTIRE AGREEMENT; AMENDMENT. This Credit Agreement and the other Loan Documents constitute the full and entire understanding and agreement among the parties with regard to the subject matter thereof. This Credit Agreement and any term of this Credit Agreement may be amended, waived, discharged or terminated only by a written instrument signed by the party to be charged.

         0.14 SURVIVAL. Borrower's representations and warranties contained in this Credit Agreement shall survive the funding of each Draw and any investigation made by any party until the Maturity Date.

         0.15 NOTICES. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given four (4) days after being deposited in the United States mail, certified postage prepaid, return receipt requested, or when delivered by hand, by messenger or express air freight service, in any case addressed as follows:

         To Lender:       Alfred D. Kingsley
                          277 Park Avenue
                          New York, NY 10017
                          FAX:  (212) 350-5253

         To Borrower:     BioTime, Inc.
                          935 Pardee Street

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                          Berkeley, California 94710
                          Attention: Paul Segall, Chief Executive Officer
                          FAX:  (510) 845-7914

                          with a copy to:
                          Richard S. Soroko, Esq.
                          Lippenberger, Thompson, Welch, Soroko & Gilbert LLP 201 Tamal Vista, Blvd.
                          Corte Madera, California 94925

Any party may change its address for the purpose of this Section 15 by giving notice to each other party in accordance with this Section 15.

         0.16 DELAYS AND OMISSIONS. No delay or omission to exercise any right, power, or remedy accruing to Lender, upon any breach or default of Borrower under this Credit Agreement or any other Loan Document, shall impair any such right, power, or remedy of Lender, nor shall it be construed to be a waiver of, or an acquiescence in, any such breach or default or any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of Lender of any breach or default by Borrower under this Credit Agreement or any other Loan Document, or any waiver of any provisions or conditions of this Credit Agreement or any other Loan Document by Lender, must be made in writing, and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law and otherwise afforded to any party shall be cumulative and not alternative.

         0.17 RULES OF CONSTRUCTION.

                  0.17.1 TITLES AND SUBTITLES. The titles or headings of the Sections and paragraphs of this Credit Agreement are for convenience of reference only and are not to be considered in construing this Credit Agreement.

                  0.17.2 SINGULAR; PLURAL. Whenever appropriate in this Agreement, terms in the singular form shall include the plural (and vice versa) and any gender form shall include all others.

                  0.17.3 SECTION HEADINGS. Section headings are for the convenience of the parties and do not form a part of this Agreement.

                  0.17.4 SECTIONS AND OTHER REFERENCES. References in this Agreement to sections, paragraphs, and exhibits are references to articles, sections, and paragraphs in this Agreement and schedules and exhibits attached to this Agreement unless specified otherwise.

         0.18 SEVERABILITY. If one or more provisions of this Credit Agreement are held to be unenforceable under applicable law, each such unenforceable provision shall be excluded from this Credit Agreement and the balance of this

Credit Agreement shall be interpreted as if each such unenforceable provision were so excluded, and the balance of this Credit Agreement as so interpreted shall be enforceable in accordance with its terms.

         0.19 COUNTERPARTS. This Credit Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


BORROWER:        BIOTIME, INC.


                By /s/ Paul Seagall
                ----------------------------------

                Title Chief Executive Officer
                ----------------------------------

                By /s/ Victoria Bellport
                ----------------------------------

                Title Chief Financial Officer
                ----------------------------------




LENDER:                    /s/ Alfred D. Kingsley
                -------------------------------------------------
                               Alfred D. Kingsley

                                                                       EXHIBIT A

                              REVOLVING CREDIT NOTE
                              ---------------------



$1,000,000                                                       March 27, 2001



         FOR VALUE RECEIVED, the undersigned, BioTime, Inc., a California corporation (Borrower") hereby promises to pay to the order of Alfred D. Kingsley ("Lender") the principal sum of ONE MILLION DOLLARS ($1,000,000) or such lesser amount as may from time to time be outstanding as the Loan pursuant to that certain Revolving Line of Credit Agreement, of even date, between Borrower and Lender (the "Credit Agreement"), together with interest on the unpaid balance of the Loan at the rate or rates hereinafter set forth. This Revolving Credit Note is the Note described in the Credit Agreement. All capitalized terms not otherwise defined in this Note shall have the meanings defined in the Credit Agreement.

10       1.1      TERMS OF PAYMENT.

                  1.1.1 INTEREST RATE. Interest shall accrue and be payable at the rate of 10% per annum on the outstanding principal balance of the Loan. Interest shall accrue from the date of each disbursement of principal pursuant to a Draw. Accrued interest shall be paid with principal. Interest will be charged on that part of outstanding principal of the Loan which has not been paid and shall be calculated on the basis of a 360-day year and a 30-day month.

                  1.1.2 PAYMENTS OF PRINCIPAL. The outstanding principal balance of the Loan, together with accrued interest, shall be paid in full on the Maturity Date. "Maturity Date" means the earlier of (i) March 31, 2002, and (ii) such date on which Borrower shall have received an aggregate of $2,000,000 through (A) the sale of capital stock, (B) the collection of license fees, signing fees, milestone fees, or similar fees under Borrower's Exclusive License Agreement with Abbott Laboratories, Exclusive License Agreement with Horus, B.V., or under any other present or future agreement pursuant to which Borrower grants one or more licenses to use Borrower's patents or technology, (C) funds borrowed from other lenders, or (D) any combination of sources under clauses (A) through (C).

                  1.1.3 MANDATORY PREPAYMENT OF PRINCIPAL. In the event that Borrower receives, in the aggregate, an amount of funds in excess of $1,000,000 but less than $2,000,000 from sources described in clauses (A) through (C) of paragraph (b) of this Section 1, Borrower shall use the funds in excess of $1,000,000 to prepay principal, plus accrued interest, within two business days after such funds are received by Borrower, and the amount of principal so prepaid shall not be available for further Draws by Borrower during the Draw Period.

                  1.1.4 OPTIONAL PREPAYMENT OF PRINCIPAL. Borrower may prepay principal, with accrued interest, at any time and the amount of principal so prepaid shall be available for further Draws by Borrower during the Draw Period to the extent that the prepayment of principal was not required under paragraph
(c) of this Section 1.

                  1.1.5 DEFAULT INTEREST RATE. In the event that any payment of principal or interest is not paid within five (5) days from on the date on which the same is due and payable, such payment shall continue as an obligation of the Borrower, and interest thereon from the due date of such payment and interest on the entire unpaid balance of the Loan shall accrue until paid in full at the lesser of (i) fifteen percent (15%) per annum, or (ii) the highest interest rate permitted under applicable law (the "Default Rate"). From and after the Maturity Date or upon acceleration of the Note, the entire unpaid principal balance of the Loan with all unpaid interest accrued thereon, and any and all other fees and charges then due at such maturity, shall bear interest at the Default Rate.

                  1.1.6 DATE OF PAYMENT. If the date on which a payment of principal or interest on the Loan is due is a day other than a Business Day, then payment of such principal or interest need not be made on such date but may be made on the next succeeding Business Day.

                  1.1.7 APPLICATION OF PAYMENTS. All payments shall be applied first to costs of collection, next to late charges or other sums owing Lender, next to accrued interest, and then to principal, or in such other order or proportion as Lender, in its sole discretion, may determine.

                  1.1.8 CURRENCY. All payments shall be made in United States Dollars.

         1.2 EVENTS OF DEFAULT. The following shall constitute Events of
Default: 1.2.1 the default of Borrower in the payment of any interest or principal due under this Note or the Credit Agreement; 1.2.2 the failure of Borrower to perform or observe any other term or provision of this Note, or any term, provision, covenant, or agreement in the Credit Agreement or any other Loan Document; 1.2.3 any act, omission, or other event that constitutes an "Event of Default" under the Credit Agreement; 1.2.4 any representation or warranty of Borrower contained in the Credit Agreement or in any other Loan Document, or in any certificate delivered by Borrower pursuant to the Credit Agreement or any other Loan Document, is false or misleading in any material respect when made or given; 1.2.5 Borrower becoming the subject of any order for relief in a proceeding under any Debtor Relief Law (as defined below); 1.2.6 Borrower making an assignment for the benefit of creditors; 1.2.7 Borrower applying for or consenting to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any part of its property or assets; 1.2.8 the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for Borrower, or for all or any part of the property or assets of Borrower, without the application or consent Borrower, if such appointment continues undischarged or unstayed for sixty (60) calendar days; 1.2.9 Borrower instituting or consenting to any proceeding under any Debtor Relief Law with respect to Borrower or all or any part of its property or assets, or the institution of any similar case or proceeding without the consent of Borrower, if such case or proceeding continues undismissed or unstayed for sixty (60) calendar days; 1.2.10 the dissolution or liquidation of Borrower, or the winding-up of the business or affairs of Borrower; 1.2.11 the taking of any action by Borrower to initiate any of the actions described in clauses (f) through (j) of this paragraph; 1.2.12 the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against all or any material part of the property or assets of Borrower if such process is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or (m) any breach or default by Borrower under its Exclusive License Agreement with Abbott Laboratories, its Exclusive License Agreement with Horus, B.V., or under any loan agreement, promissory note, or other instrument evidencing indebtedness payable to a third party. As used in this Note, the term "Debtor Relief Law" means the Bankruptcy Code of the United States of America, as amended, or any other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law affecting the rights of creditors generally.

         1.3 REMEDIES ON DEFAULT. Upon the occurrence of an Event of Default, at Lender's option, all unpaid principal and accrued interest, and all other amounts payable under this Note shall become immediately due and payable without presentment, demand, notice of non-payment, protest, or notice of non-payment. Lender also shall have all other rights, powers, and remedies available under the Credit Agreement and any other Loan Document, or accorded by law or at equity. All rights, powers, and remedies of Lender may be exercised at any time by Lender and from time to time after the occurrence of an Event of Default. All rights, powers, and remedies of Lender in connection with this Note and any other Loan Document are cumulative and not exclusive and shall be in addition to any other rights, powers, or remedies provided by law or equity.

         1.4       MISCELLANEOUS.

                  1.4.1 Borrower and all guarantors and endorsers of this Note severally waive (i) presentment, demand, protest, notice of dishonor, and all other notices; (ii) any release or discharge arising from any extension of time, discharge of a prior party, release of any or all of the security for this Note, and (iii) any other cause of release or discharge other than actual payment in full of all indebtedness evidenced by or arising under this Note.

                  1.4.2 No delay or omission of Lender to exercise any right, whether before or after an Event of Default, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance of any past-due amount at any time by the Lender shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable. The Lender shall not be deemed, by any act or omission, to have waived any of Lender's rights or remedies under this Note unless such waiver is in writing and signed by Lender and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

                  1.4.3 Lender may accept, indorse, present for payment, and negotiate checks marked "payment in full" or with words of similar effect without waiving Lender's right to collect from Borrower the full amount owed by Borrower.

                  1.4.4 TIME IS OF THE ESSENCE UNDER THIS NOTE. Upon any Event of Default, the Lender may exercise all rights and remedies provided for in this Note and by law, including, but not limited to, the right to immediate payment in full of this Note.

                  1.4.5 The rights and remedies of the Lender as provided in this Note, in the Credit Agreement and in law or equity, shall be cumulative and concurrent, and may be pursued singularly, successively, or together at the sole discretion of the Lender, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or a release of any such right or remedy.

                  1.4.6 It is expressly agreed that if this Note is referred to an attorney or if suit is brought to collect this Note or any amount due under this Note, or to enforce or protect any rights conferred upon Lender by this Note then Borrower promises and agrees to pay on demand all costs, including without limitation, reasonable attorneys' fees, incurred by Lender in the enforcement of Lender's rights and remedies under this Note, and such other agreements.

                  1.4.7 The terms, covenants, and conditions contained in this Note shall be binding upon the heirs, executors, administrators, successors, and assigns of Borrower, and each of them, and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of Lender.

                  1.4.8 This Note shall be construed under and governed by the laws of the State of California without regard to conflicts of law.

                  1.4.9 No provision of this Note shall be construed or so operate as to require the Borrower to pay interest at a greater rate than the maximum allowed by applicable state or federal law. Should any interest or other charges paid or payable by the Borrower in connection with this Note or the Loan result in the computation or earning of interest in excess of the maximum allowed by applicable state or federal law, then any and all such excess shall be and the same is hereby waived by Lender, and any and all such excess paid shall be credited automatically against and in reduction of the outstanding principal balance due of the Loan, and the portion of said excess which exceeds such principal balance shall be paid by Lender to the Borrower.

BORROWER:         BIOTIME, INC.


                           By _____________________________________________

                           Title ___________________________________________


                           By _____________________________________________

                           Title ___________________________________________